Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 22, 2022
Registration Statement Nos. 333-258040 and
333-258040-02

*FULL PRICING DETAILS* $1.05+ billion Ford Credit Auto Owner Trust (FORDO) 2022-B

Active Lead Managers : RBC (str), BNP, SocGen

Passive Lead Managers : BofA, BMO

Co-Managers : Santander, Unicredit

D&I Co-Managers : Mischler, Multi-Bank Securities

CLS	AMT ($MM)	WAL#	F/M	P-WIN	E-FIN	L-FIN	BENCH^	SPRD	YLD%	CPN%	PRICE
A-1	$203.16	0.24	F1+/P-1	1-6	12/22	07/23	I-CRV +	46	2.038	2.038	100.00
A-2a	$271.02	0.96	AAA/Aaa	6-19	01/24	02/25	I-CRV +	71	3.471	3.44	99.99433
A-2b	$100.00	0.96	AAA/Aaa	6-19	01/24	02/25	SOFR30A +	60			100.000
A-3	$321.02	2.14	AAA/Aaa	19-35	05/25	09/26	I-CRV +	68	3.772	3.74	99.99459
A-4	$104.80	3.21	AAA/Aaa	35-41	11/25	08/27	I-CRV +	77	3.971	3.93	99.97444
B	$ 31.58	3.38	AA+/Aa1	41-41	11/25	10/27	I-CRV +	135	4.553	4.51	99.99890
C	$ 21.05	3.38	A+/A1	41-41	11/25	12/29	I-CRV +	170	4.903	4.85	99.98881

# WAL assumes 1.3% ABS and 10% Clean Up Call

^ Bloomberg GC I25; "Interpolate Curves"; "Mid YTM"

Expected Pricing	: PRICED	Offered Amount	: $1,052,630,000 (No-Grow)
Expected Settle	: 06/27/22	Registration	: Public/SEC-registered
First Pmt Date	: 07/15/22	ERISA Eligible	: Yes
Expected Ratings	: Fitch and Moody's	RR Compliance	: US-Yes, EU-No
Bloomberg Ticker	: FORDO 2022-B	Pricing Speed	: 1.3% ABS to 10% Clean Up Call
Bloomberg SSAP	: "FORDO2022B"	Min Denoms	: $1k x $1k
Bill & Deliver	: RBC

---------- CUSIPs ---------- ISINs ------------
A-1 34534L AA5 US34534L AA52
A-2a 34534L AB3 US34534L AB36
A-2b 34534L AC1 US34534L AC19
A-3 34534L AD9 US34534L AD91
A-4 34534L AE7 US34534L AE74
B 34534L AF4 US34534L AF40
C 34534L AG2 US34534L AG23
----------------------------------------------------

--- Available Materials ---
Preliminary Prospectus, FWP and Intex CDI (attached)
Intexnet dealname: "RBCFAOT22B"; password "VJ63"

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.